Exhibit 16.1

Osburn, Henning & Company
CERTIFIED PUBLIC ACCOUNTANTS, P.A.

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Dear Sir/Madam:

We have been furnished a copy of the Item 3 of Part II of the Registration Statement on Form 10-SB filed herewith by our former client Independent Bancshares, Inc., regarding our resignation as the principal independent accountants on August 17, 2005. We agree with the statements made in that Item as it relates to our firm and consent to its filing with the Commission.

Very truly yours,

/s/ Osburn, Hemming and Company

OSBURN, HENNING AND COMPANY

April 19, 2006

617 East Colonial Drive - Orlando, Florida 32803 - (407) 896-8021 - Fax (407) 896-8601
www.osburnhenning.com